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                                                                    EXHIBIT 99.L


                              SEED MONEY AGREEMENT

         SEED MONEY AGREEMENT (the "Agreement") made this 30th day of November, 1998 by and between Teachers Insurance and Annuity Association of America ("TIAA"), a nonprofit corporation existing under the laws of the State of New York, and TIAA-CREF Life Funds (the "Fund"), a segregated investment account of TIAA.

         1. TIAA hereby agrees to invest in the Fund the sum of $25,000,000 on December 1st or as soon thereafter as practicable.

         2. In consideration for such investment and without deduction of any charges, the Fund shall credit TIAA with such shares, of which TIAA shall be the owner, of the Stock Index Fund of the Fund in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of the Stock Index Fund and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that portfolio. The value of such shares on the day the initial investment is made shall be $25.00.

         3. TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

         4. Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of shares of the applicable series of the Fund next determined after

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the Fund receives TIAA's proper notice of redemption.

         5. TIAA may purchase, and the Fund may issue, additional shares as the parties may agree.

         6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

                                                TEACHERS INSURANCE AND
                                                ANNUITY ASSOCIATION OF AMERICA

                                                By: /s/ Peter C. Clapman

                                                    Peter C. Clapman
                                                    Senior Vice President and
                                                    Chief Counsel, Investments

                                                TIAA-CREF LIFE FUNDS

                                                By: /s/ Thomas G. Walsh

                                                    Thomas G. Walsh
                                                    Chairman of the Board
                                                    and President